Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

October 28, 2021

Portillo’s Inc.

2001 Spring Road, Suite 400

Oak Brook, IL 60523

Ladies and Gentlemen:

We have previously acted as counsel to Portillo’s Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of up to 7,148,049 shares of the Company’s Class A common stock which may be issued under the Portillo’s Inc. 2021 Equity Incentive Plan (the “2021 Equity Plan”), as well as up to 6,416,865 shares of the Company’s Class A common stock which may be issued under the Portillo’s Inc. 2014 Equity Incentive Plan (the “2014 Equity Plan” and along with the 2021 Equity Plan, the “Equity Plans”) which is incorporated by reference as Exhibit 99.1 to the Registration Statement, par value $0.01 per share, of the Company (the “Shares”). We have acted as counsel to the Company in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 under General Instruction E to the Form S-8 (the “General Instruction E Registration Statement”), which incorporates by reference the entirety of the Registration Statement and registers an additional 9,221 shares of Class A common stock, par value $0.01, which may be issued under the 2014 Equity Plan (“Additional Shares”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Equity Plans; (iv) the Registration Statement; (v) the General Instruction E Registration Statement and (vi) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

October 28, 2021 Page 2

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Additional Shares, when issued and delivered upon the receipt of consideration constituting lawful consideration under Delaware law in accordance with the 2014 Equity Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP